Southern Connecticut Bancorp, Inc. 8-K

Exhibit 99.1

For More Information, Contact:
Stephen V. Ciancarelli
Senior Vice President & Chief Financial Officer

SOUTHERN CONNECTICUT BANCORP, INC. ANNOUNCES APPOINTMENT OF
JOSEPH J. GRECO AS CHIEF EXECUTIVE OFFICER

New Haven, Connecticut (October 28, 2011) – The Board of Directors of Southern Connecticut Bancorp, Inc. (NYSE Amex: SSE) (the “Company”), the holding company for The Bank of Southern Connecticut (the “Bank”), is pleased to announce today the appointment of Joseph J. Greco as Chief Executive Officer of the Bank and the Company effective October 24, 2011.

Mr. Greco has over thirty years of experience in bank management and has served as CEO of several community banks throughout his career.  Most recently, he served as Executive Vice President, Corporate Development, of Union Savings Bank of Danbury.  He also previously served as President and CEO of The First National Bank of Litchfield for over eight years.

Mr. Greco stated “I am honored to have been selected by the Board of Directors for this key spot in the organization.  I am very excited about the opportunity.  I believe The Bank of Southern Connecticut has the opportunity to be the premier community bank serving the needs of the New Haven, Connecticut area.”

Elmer Laydon, Chairman of the Board of the Company and the Bank, also stated “We are thrilled to have Joe Greco at the helm of our organization and feel very fortunate to have someone with his credentials and record of accomplishment lead our bank.”

Mr. Greco lives in Litchfield, Connecticut with his wife, Lori.  He currently serves as President of the Connecticut Community Bankers Association and is past Chairman of the Connecticut Bankers Association.

About Southern Connecticut Bancorp, Inc.

Southern Connecticut Bancorp, Inc. is a commercial bank holding company dedicated to serving the banking needs of businesses located along the Connecticut shoreline from New Haven to Rhode Island.  Southern Connecticut Bancorp owns 100% of The Bank of Southern Connecticut, headquartered in New Haven, Connecticut.  The Bank of Southern Connecticut is a provider of commercial banking services to a client base of small to midsized companies with annual sales typically ranging from $1,000,000 to $30,000,000.  The Bank’s services include a wide range of deposit, loan and other basic commercial banking products along with a variety of consumer banking products.  The Bank currently operates four branches, two in New Haven, Connecticut, one in Branford, Connecticut and one in North Haven, Connecticut.

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of the Securities Exchange Act of 1934.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Forward-looking statements speak only as of the date they are made and are inherently subject to numerous risks and uncertainties.  A number of factors could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  Given these uncertainties, readers are cautioned not to place any undue reliance on such forward-looking statements.  We disclaim any intent or obligation to update these forward-looking statements to reflect facts, assumptions, circumstances or events that occur after the date on which such forward-looking statements were made.